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Exhibit 99.1

Press Release

Sepracor Inc. Announces Purported Class Action Lawsuit

MARLBOROUGH, Mass., Nov. 19 /PRNewswire-FirstCall/ — Sepracor Inc. (Nasdaq: SEPR) today announced that a purported class action lawsuit has been brought against it and certain of its current and former officers in the United States District Court for the District of Massachusetts. The plaintiff claims to represent all purchasers of Sepracor convertible debt securities during the period from December 4, 2000 through March 6, 2002 and seeks unspecified damages on their behalf. The plaintiff alleges that the defendants misled the purchasers of Sepracor's convertible debt securities concerning prospects for Sepracor's drug candidate, SOLTARA(TM). Sepracor intends to vigorously defend this matter.

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease through the discovery, development and commercialization of innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor's drug development program has yielded an extensive portfolio of pharmaceutical compound candidates, including candidates for the treatment of respiratory, urology and central nervous system disorders. Sepracor's corporate headquarters are located in Marlborough, Massachusetts.

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the safety, efficacy, potential benefits and successful development of the company's pharmaceuticals under development. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the results of clinical trials with respect to products under development; the submission, acceptance, and approval of regulatory filings; the scope of Sepracor's patents and the patents of others; the commercial success of Sepracor's products; the ability of the company to attract and retain qualified personnel; the performance of Sepracor's licensees; the availability of sufficient funds to continue research and development efforts; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results and are detailed in the company's annual report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

Soltara is a trademark of Sepracor Inc.

To receive a copy of this release or any recent release via fax, call Sepracor's automated news fax line at 1-800-758-5804 ext. 780960 or visit the website at www.sepracor.com.

        Contacts:

    David P. Southwell
    Chief Financial Officer
    Sepracor Inc.

    Jonae R. Barnes
    Vice President

    Investor Relations
    Sepracor Inc.
    (508) 481-6700

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  Exhibit 99.1